Exhibit 23.1

AUDIT ALLIANCE LLP® A Top 18 Audit Firm 10 Anson Road, #20-16 International Plaza, Singapore 079903. UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428 Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference in this Registration Statement on Amendment No. 1 to Form F-3 of our report dated January 24, 2025, with respect to the consolidated financial statements of Jin Medical International Ltd and subsidiaries which appears in its Annual Report on Form 20-F as of September 30, 2024 and 2023 and for each of the years in the two-year period ended September 30, 2024.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Audit Alliance LLP
Singapore
September 3, 2025